Exhibit 99.1

Enduro Royalty Trust Announces Monthly Cash Distribution

AUSTIN, Texas—(BUSINESS WIRE)—February 17, 2017

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.017331 per unit, payable on March 14, 2017 to unitholders of record on February 28, 2017. The distribution primarily represents oil production during the month of November 2016 and natural gas production during October 2016.

The following table displays underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	60,632	2,021	471,853	15,221	$42.85	$2.61
Prior Month	63,737	2,056	261,379	8,713	$45.04	$2.63

Oil cash receipts for the properties underlying the Trust totaled $2.6 million for the current month, a decrease of $0.3 million from the prior month calculation. The decrease was primarily due to a $2.19 per Bbl decrease in the realized wellhead price. The volume decrease is primarily due to one less day of production in November compared to October. Natural gas cash receipts increased from $0.7 million in the prior distribution period to $1.2 million in the current month as a result of payment timing differences. As previously disclosed, one of the operators in the East Texas-North Louisiana area sold its properties, resulting in payment delays that negatively impacted the prior two months’ distribution periods. Natural gas receipts in the current distribution period included 3 months of gas receipts from this operator, totaling approximately $0.5 million in receipts for 210,000 Mcf.

Total direct operating expenses, including lease operating expenses, production and ad valorem taxes, and gathering and transportation expenses, increased $0.9 million to $2.9 million, primarily due to a $0.8 million increase in lease operating expenses. The largest increase in lease operating expenses was a $0.3 million adjustment from an operator related to two years of allocated expenses that had not been previously billed. In addition, lease operating expenses in the prior distribution period were lower than normal. Capital expenditures were $0.2 million during the current month. Total direct operating expenses and capital expenditures relate to expenses incurred during December 2016.

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors.  Future distributions are expected to be made on a monthly basis.  For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders and expected expenses, including capital expenditures. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will be significantly and negatively affected by prevailing low commodity prices, which have declined significantly, could decline further and could remain low for an extended period of time. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 11, 2016. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555